Exhibit 10.1

Equity Transfer Agreement of Jingrong Industrial Development Co., Ltd. in Rongjiang County of Guizhou Province (hereinafter referred to “Jingrong”)

Transfer: (a total of five people, hereinafter referred to “Shareholders”)

Wu Huimin: Sex: M; Birthday: April 22, 1953; Nationality: Han, Address: Huhou Village, HuangHu Town, Jingning She Autonomous Region, Zhejiang Province. SSN: 332529530422721

Liu Jian-Hua, Sex: F; Birthday: October 4, 1961; Nationality: Han; Address: Yekengxia Village, Dadi Town, Jingning She Autonomous Region, Zhejiang Province. SSN: 332529611004601

Xu Jin-Gen, Sex: F; Birthday: March 29, 1963; Nationality: Han; Address: Chengxi New Villag, Jingning She Autonomous Region, Zhejiang Province; SSN: 332529630329003

Ye Huajie: Sex: M, Birthday: November 9, 1971; Nationality: Han, Address: Room B5301, Shiyinshan District, Jingning She Autonomous Region, Zhejiang Province; SSN: 332529197111091137

Mei Xiandong, Sex: F, Birthday: June 13, 1953; Nationality: Han; Address: 8 Jianshe Road, Jingning She Autonomous Region; Zhejiang Province. SSN: 332529530613001

Transferee: Hunan Zhaoheng Hydropower Co., Ltd. (hereinafter referred to “Zhaoheng”).

Address: Dianzhan Road, Shimen County, Hunan Province. Legal representative: Zhu Hong,
Title: Chairman.

On December 5, 2001, Rongjiang County Government of Guizhou Province, Jingrong (which hasn’t been officially registered at the time of the agreement) and the representatives of the Shareholders including Wu Huimin, Liu Jian-Hua, Xu Jin-Gen, and Ye Huajie signed the "Transfer of Rongjiang County Yongfu Hydropower Station Operating Contract." (hereinafter referred to “Transfer Agreement”) In the agreement, Rongjiang County Government of Guizhou Province transferred unfinished Yongfu Hydropower Station to Jingrong (with Wu Huimin, Liu Jian-Hua, Xu Jin-Gen, Ye Huajie, etc. as shareholders) for further construction, management and operation for 50 years. Now due to a variety of reasons, the five shareholders of Jingrong want to transfer all their shares to Zhaoheng. Under the principle of equality and mutual benefit, after friendly negotiation and with the consent of Rongjiang County Government of Guizhou Province, both parties reached the following agreement regarding the transfer of shares and consumption of corporate debt and related costs:

1.
The ownership of Rongjing's shares is following: Wu Huimin 40%; Liu Jian-Hua15%; Xu Jin-Gen 15%; Ye Huajie 15%; and Mei Xiangdong 15%. The Shareholders will transfer all their shares to Zhaoheng. After the share transfer, Jingrong will continue to fulfill all rights and obligations defined in the Transfer Agreement. Meanwhile, all preferential policies offered by the Government to Jingrong will remain unchanged.

2.	The Shareholders shall be liable for all liabilities related to the share (such as mortgage, pledge or guarantees).

3.	Zhaoheng shall pay 1 million RMB to Shareholders in exchange of 100% of Jingrong’s shares.

4.	In addition, Zhaoheng shall assume all of Jingrong’s debts and payables amounts to 49 million RMB.

5.
Shareholders, after receipt of payments outlined in item 3 and 4, shall guarantee Zhaoheng free from any contingent liability generated before this agreement. Otherwise, Shareholders shall bear the burden of any such liability. The two parties all signed a separate Warranty Contract, in which a mutually agreed guarantor provided extra security for such liabilities. The Warranty Contracts, as an appendix of this agreement, is equally effective to this agreement.

6.
Zhaoheng shall pay 5 million RMB to Shareholders as a deposit no later than the third business day following the Transfer Agreement. The deposit should be deemed as payable to Shareholders after both parties fulfill their obligations defined in this agreement. If Shareholder default under this agreement due to reasons other than governmental agencies, the deposit should be returned to Zhaoheng at double amount; If Zhaoheng default under this agreement, Zhaoheng shall forfeit its right to recover the deposit from Shareholders.

7.
The shareholders, after receipt of the deposit, shall transfer its asset (including Yongfu Hydropower Station) and archival material (including corporate stamp) to Zhaoheng. Shareholders shall be liable for all liabilities of the assets before the transfer and shall guarantee the safety of assets and the integrity of archival material at the time of transfer. At the same time, the two parties shall register the changing of shareholders; changing of corporate article; changing of business registration with government agencies. Shareholders shall provide all the necessary documents and information (that should be provided by Shareholders) for such changes. From the date Industrial and Commercial Administration Departments approves the transfer of shares, Shareholders will no longer enjoy any interest in Jingrong.

8.
Zhaoheng shall pay the rest of 45 million RMB to the Shareholders within 5 business days after the change of shareholders took effective. Otherwise, Shareholders can terminate this agreement by a written notice and the deposit shall be deemed forfeited by Zhaoheng. However, the 1.85 million RMB payables such as construction fees, equipment cost shall be reimbursed to Shareholders only with relevant receipts. Otherwise, Zhaoheng will withhold the unpaid portion of the payables.

9.
Taxes and government fees and charges rising from this share transfer will be paid in accordance with the provisions of relevant state laws. Other taxes and charges not covered by relevant laws will be paid by Zhaoheng.

10.
In case that both parties agree to dismiss this agreement, Shareholders shall return the deposit, together with interest (calculated by bank lending rate over the same period), to Zhaoheng within 15 business days. A daily interest of 0.5% will be added to all overdue payment in case Shareholders default.

11.	All disputes rising from this share transfer shall be resolved through negotiation or the plaintiff can sue the defendant in local district Court.

12.	This agreement can be dismissed in the following occasions:

1: Both parties agree to dismiss this agreement due to changing circumstances and without harm to the national interests and social welfare.

2: Due to force majeure factors, the two parties can not fulfill all obligations outlined in this agreement.

3: One party default under this agreement during contractual period without any objection from the other party.

13.	During the following cases, any one party can terminate this agreement with a written notice to the other party without having to bear any legal responsibility.

1: The other party provided false declaration or guarantee in this agreement.

2: The other seriously violated this agreement and damaged the interests of the other party.

14.	If there are other issues which are not covered by this agreement, the two parties will sign a separate agreement after negotiation.

15.
This agreement is in 7 copies, effective after being signed and sealed by both parties. Of the seven copies, Zhaoheng and Shareholders will each keep two copies; Rongjiang County Government will keep one copy; Jingrong will keep one copy; and the other copy will be submitted to the Industrial and Commercial Administrative Department for registration purpose. All copies are equally effective.

Transfer :	Transferee:

Signature of Legal Representative:

Date	Date

Opinion of Rongjiang County Government of Guizhou Province